Exhibit 4.6

GEORGE MASON MORTGAGE, LLC

Executive Deferred Income Plan

(A Plan of Nonqualified Deferred Compensation)

Effective January 1, 2005

As amended April 21, 2006

TABLE OF CONTENTS

I.	Introduction	3

II.	Definitions	3

III.	Eligibility & Participation	8

IV.	Elections, Deferrals & Matching Contributions	9

V.	Accounts & Account Crediting	10

VI.	Vesting	12

VII.	Distributions	12

VIII.	Administration & Claims Procedure	15

IX.	Amendment, Termination & Reorganization	18

X.	General Provisions	19

ARTICLE I—INTRODUCTION

1.1                                                                               Name.

The name of this Plan is the George Mason Mortgage, LLC Executive Deferred Income Plan (the Plan).

1.2                                                                               Purpose.

The purpose of the Plan is to offer Participants the opportunity to defer voluntarily current Compensation for retirement income and other significant future financial needs for themselves, their families and other dependents, and to provide the Employer, if appropriate, a vehicle to address limitations on its contributions under any tax-qualified defined contribution plan. This Plan is intended to be a nonqualified “top-hat” plan; that is, an unfunded plan of deferred compensation maintained for a select group of management or highly compensated employees pursuant to Sections 201(2), 301(a)(3), and 401(a)(1) of ERISA, and an unfunded plan of deferred compensation under the Code.

1.3                                                                               Interpretation.

Throughout the Plan, certain words and phrases have meanings, which are specifically defined for purposes of the Plan. These words and phrases can be identified in that the first letter of the word or words in the phrase is capitalized. The definitions of these words and phrases are set forth in Article II and elsewhere in the Plan document. Wherever appropriate, pronouns of any gender shall be deemed synonymous, as shall singular and plural pronouns. Headings of Articles and Sections are for convenience or reference only, and are not to be considered in the construction or interpretation of the Plan. The Plan shall be interpreted and administered to give effect to its purpose in Section 1.3 and to qualify as a nonqualified, unfunded plan of deferred compensation.

ARTICLE II—DEFINITIONS

2.1                                                                               Generally.

Certain words and phrases are defined when first used in later paragraphs of this Agreement. Unless the context clearly indicates otherwise, the following words and phrases when used in this Agreement shall have the following respective meanings:

2.2                                                                               Account.

“Account” shall mean the interest of a Participant in the Plan as represented by the hypothetical bookkeeping entries kept by the Employer for each Participant. Each Participant’s interest may be divided into one or more separate accounts or sub-accounts, including the Participant Deferral Account and the Matching Contribution Account, which reflect not only the Contributions into the Plan, but also gains and losses, and income and expenses allocated thereto, as well as distributions or any other withdrawals. The value of these accounts or sub-accounts shall be determined as of the Valuation Date. The existence of an account or bookkeeping entries for a Participant (or his Designated Beneficiary) does not create, suggest or imply that a Participant, Designated Beneficiary, or other person claiming through them under this Plan, has a beneficial interest in any asset of the Employer.

2.3                                                                               Balance.

“Balance” shall mean the total of Contributions and Deemed Earnings credited to a Participant’s Account under Article V, as adjusted for distributions or other withdrawals in accordance with the terms of this Plan and the standard bookkeeping rules established by the Employer.

2.4                                                                               Board Committee.

“Board Committee” or “Committee” shall mean the Compensation Committee of the Employer’s Board of Directors, or such other Committee of the Board as may be delegated with the duty of determining Participant eligibility under the Plan.

2.5                                                                               Board of Directors.

“Board of Directors” or “Board” shall mean the Board of Directors of the Employer.

2.6                                                                               Change of Control.

“Change of Control” shall mean a change in the ownership or effective control of the Employer, or in the ownership of a substantial portion of the assets of the Employer, as provided in Treasury regulations.

2.7                                                                               Code.

“Code” shall mean the Internal Revenue Code of 1986 and the Regulations thereto, as amended from time to time.

2.8                                                                               Compensation.

“Compensation” shall mean the base or regular cash salary payable to an Employee by the Employer, as well as incentives or bonuses payable to an Employee by the Employer, commissions payable to an Employee by the Employer, including any such amounts which are not includible in the Participant’s gross income under Sections 125, 401(k), 402(h) or 403(b) of the Internal Revenue Code of 1986, as amended.

2.9                                                                               Contributions.

“Contributions” shall mean the total of Participant Deferrals and Matching Contributions pursuant to Article IV, which represent each Participant’s credits to his Account.

2.10                                                                        Deemed Earnings.

“Deemed Earnings” shall mean the gains and losses (realized and unrealized), and income and expenses credited or debited to Contributions based upon the Deemed Crediting Options in a Participant’s Account as of any Valuation Date.

2.11                                                                        Deemed Crediting Options.

“Deemed Crediting Options” shall mean the hypothetical options made available to Plan Participants by the Employer for the purposes of determining the proper crediting of gains and losses, and income and expenses to each Participant’s Account, subject to procedures and requirements established by the Committee.  A Participant may reallocate his Account among such Deemed Crediting Options periodically at such frequency and upon such terms as the Committee may determine from time to time.

2.12                                                                        Deferral Election Form.

“Deferral Election Form” or “Annual Deferral Election Form” shall mean that written agreement of a Participant. The Deferral Election Form shall be in such form or forms as may be prescribed by the Committee, filed annually with the Employer, according to procedures and at such times as established by the Committee. Among other information the Committee may require of the Participant for proper administration of the Plan, such agreement shall establish the Participant’s election to defer Compensation for a Plan Year under the Plan; the amount of the deferral into the Plan for the Plan Year; the Participant’s elections as to distribution of his Account, and the allocation of his Accounts among the Deemed Crediting Options provided under the Plan; and the Designated Beneficiary.

2.13                                                                        Designated Beneficiary.

“Designated Beneficiary” or “Beneficiary” shall mean the person, persons or trust specifically named to be a direct or contingent recipient of all or a portion of a Participant’s benefits under the Plan in the event of the Participant’s death prior to the distribution of his full Account Balance. Such designation of a recipient or recipients may be made and amended, at the Participant’s discretion, on the Deferral Election Form and according to procedures established by the Committee. No beneficiary designation or change of Beneficiary shall become effective until received and acknowledged by the Employer. In the event a Participant does not have a beneficiary properly designated, the beneficiary under this Plan shall be the Participant’s estate.

2.14                                                                        Disability.

“Disability” shall mean that a Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Participant’s employer.

2.15                                                                        Effective Date.

“Effective Date” of the Plan shall mean January 1, 2005.

2.16                                                                        Eligible Employee.

“Eligible Employee” shall mean a person who (for any Plan Year or portion thereof) is: (1) an Employee of the Employer; (2) a member of a select group of management or a highly compensated employee of the Employer; and (3) selected by the Board Committee to participate in the Plan.

2.17                                                                        Employee.

“Employee” shall mean a full time common law employee of the Employer.

2.18                                                                        Employer.

“Employer” shall mean Cardinal Financial Corporation, its designated subsidiaries, and any corporate successors and assigns, unless otherwise provided herein.

2.19                                                                        ERISA.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

2.20                                                                        Key Employee.

“Key Employee” shall mean any Participant who is (i) one of the top-fifty most highly compensated officers with annual compensation in excess of $130,000 (as adjusted from time to time by Treasury regulations); (ii) a five percent owner of the Employer; or (iii) a one percent owner of the Employer with annual compensation in excess of $150,000 (as adjusted from time to time by Treasury regulations) of a publicly traded corporation.

2.21                                                                        Leave of Absence.

“Leave of Absence” shall mean a period of time, not to exceed twelve (12) consecutive calendar months during which time a Participant shall not be an active Employee of the Employer, but shall be treated for purposes of this Plan as in continuous service with the Employer. A Leave of Absence may be either paid or unpaid, but must be agreed to in writing by both the Employer and the Participant. A Leave Of Absence that continues beyond the twelve (12) consecutive months shall be treated as a Termination of Service as of the first business day of the thirteenth month for purposes of the Plan.

2.22                                                                        Matching Contribution.

“Matching Contribution” shall mean an amount credited to a Participant’s Account in accordance with Section 4.4.

2.23                                                                        Matching Contribution Account.

“Matching Contribution Account” shall mean that portion of a Participant’s Account established to record Matching Contributions on behalf of a Participant.  Matching Contributions shall be deemed to be invested in the Employer stock, and a Participant shall not be permitted to elect a different Deemed Crediting Option for such Matching Contributions.

2.24                                                                        Participant.

“Participant” shall mean an Eligible Employee who participates in the Plan under Article III; a former Eligible Employee who has participated in the Plan and continues to be entitled to a benefit (in the form of an undistributed Account Balance) under the Plan, and any former Eligible Employee who has participated in the Plan under Article III and has not yet exceeded any Leave of Absence.

2.25                                                                        Participant Deferral.

“Participant Deferral” shall mean voluntary Participant deferral amounts, which could have been received currently but for the election to defer and are credited to his Account for later distribution, subject to the terms of the Plan.

2.26                                                                        Participant Deferral Account.

“Participant Deferral Account” shall mean that portion of a Participant’s Account established to record Participant Deferrals on behalf of a Participant.

2.27                                                                        Performance Based Compensation.

“Performance-based compensation” shall mean compensation that is (i) variable and contingent on the satisfaction of pre-established organizational or individual performance criteria; (ii) not readily ascertainable at the time; and (iii) based on services performed over a period of at least twelve months.

2.28                                                                        Plan Year.

“Plan Year” shall mean the twelve (12) consecutive month period constituting a calendar year, beginning on January 1 and ending on December 31. However, in any partial year of the Plan that does not begin on January 1, “Plan Year” shall also mean the remaining partial year ending on December 31.

2.29                                                                        Qualified Retirement Plan.

“Qualified Retirement Plan” shall mean the 401k Plan sponsored by the Employer.

2.30                                                                        Retirement.

“Retirement” shall mean a Participant’s actual separation from service from the Employer having attained age sixty-five (62).

2.31                                                                        Separation from Service.

“Separation from Service” shall mean a Participant’s separation from service as an Employee with the Employer, other than for death, Disability, or Leave of Absence.  A transfer of employment within and among the Employer and any member of a controlled group, as provided in Code Section 409A (d)(6), shall not be deemed a Separation from Service.

2.32                                                                        Unforeseeable Emergency.

“Unforeseeable emergency” shall mean a severe financial hardship to the Participant, the Participant’s spouse, or a dependent (as defined in Section 152(a) of the Code) of the participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.

2.33                                                                        Valuation Date.

“Valuation Date” shall mean the close of each business day, as established and amended from time to time by guidelines and procedures of the Committee in its sole and exclusive discretion.

ARTICLE III—ELIGIBILITY & PARTICIPATION

3.1                                                                               Eligibility Requirements.

Only an Eligible Employee selected by the Board Committee may become a Participant in this Plan. Moreover, a Participant shall not be permitted to make new Participant Deferrals to the Plan, if he ceases to be an Eligible Employee because he is no longer a member a select group of management or highly compensated employees, or otherwise.  The Board Committee shall notify an Eligible Employee of his eligibility for a Plan Year in such form as it may determine most appropriate.  Current Participants remain eligible until notified otherwise.

3.2                                                                               Participation.

An Eligible Employee shall become a Participant in the Plan by the completion and timely filing with and subsequent acceptance by, the Employer of the Deferral Election Form, in such form and according to the terms and conditions established by the Committee. A Participant (or any

Designated Beneficiary who becomes entitled) remains a Participant as to his Account until his Account Balance is fully distributed under the terms of the Plan.

ARTICLE IV—ELECTIONS, DEFERRALS & MATCHING CONTRIBUTIONS

4.1                                                                               Participant Election to Defer Compensation.

A.            Prior to December 31 or an earlier date set by the Committee, a Participant may elect to defer Compensation for services to be performed in the next following Plan Year by the execution and timely filing, and Employer’s acceptance of, a Deferral Election Form in such form and according to such procedures as the Committee may prescribe from time to time. Each such Deferral Election Form shall be effective for the Plan Year to which the Deferral Election Form pertains.

B.            Each Participant may elect annually to have his Compensation for the Plan Year reduced by a whole percentage that is not less than five percent (5%) ($2,000 minimum), and up to one hundred percent (100%), by timely filing, and the acceptance by the Employer of, his Deferral Election Form detailing such deferral. The amount of this Participant Deferral shall be deferred into the Plan and credited to the Participant’s Account as provided in Article V

C.            An election to defer Performance-Based Compensation may be made at such time and in such manner as the Committee may specify, but in any event not later than six months before the end of the period for which it is earned.

D.            Under such Deferral Election Form, a Participant shall indicate the amount of such Participant Deferral; designate and allocate such Participant Deferral in or among the elective distribution Account option(s); and, allocate such Accounts among the various Deemed Crediting Options; provided, however, that Matching Contributions and earnings thereon must remain in the Employer stock Deemed Crediting Option.  The Deferral Election Form shall also permit a Participant to elect annually to receive a distribution of his entire Account in the event of a Change of Control during the forthcoming Plan Year. The Deferral Election Form may also request other information, such as a Participant’s Designated Beneficiary, as may be required or useful for the administration of the Plan.

4.2                                                                             New Participants and Partial Years.

The initial Deferral Election Form of a new Participant shall be filed with the Employer on a date established by the Committee, but in any event not later than 30 days following the date the Participant becomes eligible to participate in the Plan and shall be effective only with respect to services to be performed subsequent to the election. Such first Deferral Election Form shall be applicable to a Participant’s Compensation beginning with the first payroll in the month after such Form is filed and accepted by the Employer.

4.3                                                                               Irrevocable Elections.

An election in a Deferral Election Form to defer Compensation for a Plan Year, once made by a Participant, shall be irrevocable.  The Committee, however, shall reduce or eliminate Participant

Deferrals upon granting a Participant’s request for a distribution based upon an Unforeseeable Emergency.

4.4                                                                               Matching Contributions.

The Employer may, but shall not be required to, provide a deemed match, in such amounts as it may determine from time to time, for Participant Deferrals.  Such Matching Contributions, if any, shall be credited to the Matching Contribution Account of the Participant’s Account and shall be subject to the vesting requirements set forth in Section 6.2.

ARTICLE V—ACCOUNTS & ACCOUNT CREDITING

5.1                                                                               Establishment of a Participant’s Account.

A.            Bookkeeping Account. The Committee shall cause a deemed bookkeeping Account and appropriate sub-accounts, based upon the primary elective distribution option(s) to be established and maintained in the name of each Participant, according to his annual Deferral Election Form for the Plan Year. This Account shall reflect the amount of Participant Deferrals, Matching Contributions and Deemed Earnings credited on behalf of each Participant under this Plan.

B.            Bookkeeping Activity. Participant Deferrals shall be credited to a Participant’s Account on the business day they would otherwise have been made available as cash to the Participant.  Matching Contributions shall be credited to a Participant’s Account on the Valuation Date the Employer designates.  Deemed Earnings shall be credited or debited to each Participant’s Account, as well as any distributions, any other withdrawals under this Plan, as of a Valuation Date. Accounts shall continue on each Valuation Date until the Participant’s Account is fully distributed under the terms of the Plan.

5.2                                                                               Deemed Crediting Options.

A.            General.  The Committee shall establish a portfolio of two or more Deemed Crediting Options, among which a Participant may allocate amounts credited to his Account, which are subject to Participant direction under this Plan. The Committee reserves the right, in its sole and exclusive discretion, to substitute, eliminate and otherwise change this portfolio of Deemed Crediting Options, as well as the right to establish rules and procedures for the selection and offering of these Deemed Crediting Options.

B.            Employer Stock Deemed Crediting. One of the Deemed Crediting Options shall be Employer Stock.  Amounts credited to this option shall be deemed to be invested in shares of common stock of the Employer.  A Participant’s Account will be credited with deemed distributions if and when dividends are declared and paid with respect to Employer common stock, and such deemed dividends will be deemed to have been reinvested in Employer common stock as of the first business day following the deemed payment. Fair market value of Employer common stock means, as of any day, the average of the closing prices of sales of shares of common stock on all national securities exchanges on which the common stock may be listed.  If there have been no sales on such day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day shall be used.  If such common stock is not listed on any national exchange, then the average of the representative bid and asked prices quoted in the National Association of Securities Dealers, Inc. Automated Quotation System for such date or the next preceding date that the common stock was traded on such market shall be used.

5.3                                                                               Allocation Of Account Among Deemed Crediting Options.

A.            Each Participant shall elect the manner in which his Account is divided among the Deemed Crediting Options by giving allocation instructions in a Deferral Election Form supplied by and filed with the Committee, or by such other procedure, including electronic communications, as the Committee may prescribe. A Participant’s election shall specify the percentage of his Account (in any whole percentage) to be deemed to be invested in any Deemed Crediting Option; provided, however, that a Participant Matching Contribution Account must be fully allocated to the Employer Stock Deemed Crediting Option.  Such election shall remain in effect until a new election is made.

B.            Amounts credited to a Participant’s Account shall be deemed to be invested in accordance with the most recent effective Deemed Crediting Option election. As of the effective date of any new Deemed Crediting Option election, all or a portion of the Participant’s Account shall be reallocated among the designated Deemed Crediting Options and according to the percentages specified in the new instructions, until and unless subsequent instructions shall be filed and become effective. If the Committee receives a Deemed Crediting Option election, which is unclear, incomplete or improper, the Deemed Crediting Option election then in effect shall remain in effect until the subsequent instruction is clarified, completed or otherwise made acceptable to the Committee.

5.4                                                                               Valuation and Risk of Decrease in Value.

The Participant’s Account will be valued on the Valuation Date at fair market value. On such date, Deemed Earnings will be allocated to each Participant’s Account. Each Participant and Designated Beneficiary assumes the risk in connection with any decrease in the fair market value of his Account.

5.5                                                                               Limited Function of Committee.

By deferring compensation pursuant to the Plan, each Participant hereby agrees that the Employer and Committee are in no way responsible for or guarantor of the investment results of the Participant’s Account. The Committee shall have no duty to review, or to advise the Participant on, the investment of the Participant’s Account; and in fact, shall not review or advise the Participant thereon. Furthermore, the Committee shall have no power to direct the investment of the Participant’s Account other than promptly to carry out the Participant’s deemed investment instructions when properly completed and transmitted to the Committee and accepted according to its rules and procedures.

ARTICLE VI—VESTING

6.1                                                                             Vesting of Participant Deferrals.

A Participant shall be fully vested at all times in Participant Deferrals, as well as Deemed Earnings upon Participant Deferrals, credited to his Participant Deferral Account.

6.2                                                                               Vesting of Matching Contributions.

A Participant shall vest in Matching Contributions, as well as Deemed Earnings upon Matching Contributions, credited to his Matching Contribution Account in accordance with the schedule below.

Year of Matching Contribution:	0%
The first year after the Matching Contribution	0%
The second year after the Matching Contribution	0%
The third year after the Matching Contribution	0%
The fourth year after the Matching Contribution	100%

Notwithstanding the above, a Participant shall become fully vested in his Matching Contribution Account upon death, Disability, Change of Control or Retirement.  Upon Separation from Service, a Participant shall be entitled to the vested portion of his Matching Contribution Account, and any non-vested portion shall be forfeited.

ARTICLE VII—DISTRIBUTIONS

7.1                                                                               Distributions Generally.

A Participant’s Account shall be distributed only in accordance with the provisions of this Article VII. All distributions from Accounts under the Plan shall be made in cash in American currency. Distributions from the Plan shall be made in cash; provided, however, that to the extent that all or a portion of a Participant’s Account is deemed to be invested in common stock of Cardinal Financial Corporation (“Common Stock”), such amounts shall be paid in shares of Common Stock in an amount equal to the number of whole shares of Common Stock credited to the Participant’s Account as of the date of distribution.  Any fractional share shall be paid in cash.

7.2                                                                               Automatic Distributions.

A.            Participant’s Death. If the Participant dies while employed by the Employer, his Account shall be valued as of the Valuation Date next following his date of death and shall be distributed in lump sum to his Designated Beneficiary as soon as administratively feasible.

B.            Participant’s Disability. If a Participant becomes disabled while employed by the Employer, his Account shall be valued as of the Valuation Date next following his date of Disability and shall be distributed in lump sum to him as soon as administratively feasible.

C.            Separation from Service. If a Participant incurs a Separation from Service, his vested Account shall be valued as of the Valuation Date next following his official date of separation and shall be distributed in lump sum to him as soon as administratively feasible; provided, however, that the Account of a Key Employee shall not be distributed until six months following Separation from Service.

7.3                                                                               Elective Distributions.

A Participant shall become entitled to receive a distribution from his Account at such time or times and by such method of payment as elected and specified in the Participant’s applicable annual Deferral Election Form, and/or as may be mandated by the provisions of this Article VII based upon the following distribution options:

A.            Retirement Distribution. Upon a Participant’s Retirement from the Employer, his Account shall be distributed according to the method of payment elected in his applicable Deferral Election Form.  If the Participant dies while receiving Retirement installment payments, his Designated Beneficiary shall continue to receive the remaining installments.  If subsequently, the Designated Beneficiary dies, any remaining installments will be paid to the Designated Beneficiaries estate.

B.             In-Service Distributions. If a Participant elects in his annual Deferral Election Form, he can receive a distribution from his Account, as soon as three (3) years after the end of the deferral Plan Year, all of his annual deferral amount, plus amounts credited/debited based on the performance of the Participant’s elected Deemed Crediting Options. The election is made on an annual basis, applies only to the Participant’s current Plan Year contributions, is irrevocable and is payable according to the method of payment elected in the Participant’s applicable annual Deferral Election Form. If the Participant dies while receiving In-Service installment payments, his Designated Beneficiary shall continue to receive the remaining installments. If subsequently, the Designated Beneficiary dies; any remaining installments will be paid to the Designated Beneficiary’s estate.

C.            Change of Control Distribution. If a Participant shall so elect in his annual Deferral Election Form, a Participant’s elective distribution election(s) shall be overridden and his entire Account shall be distributed to him as set forth in Section 7.4 C if a Change of Control should occur during the Plan Year.

7.4                                                                               Timing and Method of Payment for Elective Distributions.

A.            Retirement Distribution. At the election of a Participant in the applicable Deferral Election Form, a Participant may receive a Retirement distribution in a lump sum or in payments of up to ten (10) annual installments (10 years) with the first installment to begin within ten (10) days of the first business day on or after January 1 in the calendar year following the Participant’s date of Retirement and to be paid thereafter within ten (10) days of the first business day on or after January 1 of each calendar year until the Account has been fully distributed; provided, however, that a Participant who is a Key Employee shall not begin to receive payment earlier than six months following his retirement.

B.            In-Service Distributions.  At the election of a Participant in the applicable Deferral Election Form, an In-Service distribution may be selected for payment as soon as three (3) years after the end of the deferral Plan Year.  Distribution will be either in the form of a lump-sum, occurring no later than thirty (30) days following the distribution date elected on the Deferral

Election Form, or in annual installment payments beginning with the first business day on or after the commencement date as selected by the Participant in the annual Deferral Election Form and for a duration as selected by the Participant in the annual Deferral Election Form and to be paid thereafter within ten (10) days of the anniversary of the distribution date of each calendar year until the In-Service Distribution amount has been fully distributed.  A Participant’s Account shall be valued as of such distribution date elected on the Deferral Election Form.

C.            Change of Control Distribution. If so elected by the Participant in his Annual Distribution Election Form, a distribution of all of a Participant’s Account shall be made to him in a lump sum within thirty (30) days of the effective date of a Change of Control, overriding any prior Participant election(s) for distribution. Notwithstanding the foregoing provision, no distribution shall be made to any Participant until the earliest date and upon such conditions as may be set forth under Treasury regulations issued pursuant to Code Section 409A (e). A Participant’s Account shall be valued as of such effective date of the Change of Control.  If no such election was made by the Participant in his Annual Distribution Election Form, his distribution election(s) will not be overridden.

D.            Installment Payments. In any distribution in which a Participant has elected or will receive distribution in periodic installments, the amount of each periodic installment shall be determined by applying a formula to the Account in which the numerator is the number one and the denominator is the number of remaining installments to be paid. For example, if a Participant elects ten (10) annual installments for a Retirement distribution, the first payment will be 1/10 of the Account, the second will be 1/9, the third will be 1/8; the fourth will be 1/7 and so on until the Account is entirely distributed.

E.              Failure to Designate a Method of Payment. In any situation in which the Committee is unable to determine the method of payment because of incomplete, unclear, or uncertain instructions in a Participant’s Deferral Election Form, the Participant will be deemed to have elected a lump sum distribution.

F.              Subsequent Elections.  A Participant who has made an In-Service distribution or a Retirement distribution election may make one or more subsequent elections to postpone the distribution date or to change the form of payment to another form permitted by the Plan.  Such Subsequent Election shall be made in writing is such form as is acceptable to the Committee and (i) is made at least twelve months prior to the original distribution date; (ii) provides for an effective date at least twelve months following the Subsequent Election; and (iii) postpones the commencement of payment for a period of not less than five years from the previous distribution date.

7.5                                                                               Distributions Resulting from Unforeseeable Emergency.

A Participant may request that all or a portion of his Account be distributed at any time prior to separation from service from the Employer by submitting a written request to the Committee, provided that the Participant has incurred an Unforeseeable Emergency, and the distribution is necessary to alleviate such Unforeseeable Emergency.

Such distribution shall be limited to an amount that does not exceed the amount necessary to satisfy such emergency, plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship).  Such distribution shall be made as soon as administratively practicable. The Balance not distributed from the Participant’s Account shall remain in the Plan.

7.6                                                                               Distributions of Small Accounts.

If at any time the value of the Participant’s Account is less than $5,000 (or such other greater or lesser amount as may be specified as “minimal” under Treasury regulations), the Committee, in its sole and exclusive discretion, may make a distribution in lump sum of the value of the entire Account. If the value of a Participant’s Account is zero upon the Valuation Date of any distribution, the Participant shall be deemed to have received a distribution of such Account and his participation in the Plan terminates.

ARTICLE VIII—ADMINISTRATION & CLAIMS PROCEDURE

8.1                                                                               Duties of the Employer.

The Employer shall have overall responsibility for the establishment, amendment, termination, administration, and operation of the Plan. The Employer shall discharge this responsibility by the appointment and removal (with or without cause) of the members of the Committee, to which is delegated overall responsibility for administering, managing and operating the Plan.

8.2                                                                               The Committee.

The Committee shall consist of one or more members who shall be appointed by, and may be removed by, the Employer, and one of whom (who must be an officer of the Employer) shall be designated by the Employer as Chairman of the Committee. In the absence of such appointment, the Employer shall serve as the Committee. The Committee shall consist of officers or other Employees of the Employer, or any other persons who shall serve at the request of the Employer. Any member of the Committee may resign by delivering a written resignation to the Employer and to the Committee, and this resignation shall become effective upon the date specified therein. The members of the Committee shall serve at the will of the Employer, and the Employer may from time to time remove any Committee member with or without cause and appoint their successors. In the event of a vacancy in membership, the remaining members shall constitute the Committee with full order to act.

8.3                                                                               Committee’s Powers and Duties to Enforce Plan.

The Committee shall be the “Administrator” and “Named Fiduciary” only to the extent required by ERISA for top-hat plans and shall have the complete control and authority to enforce the Plan on behalf of any and all persons having or claiming any interest in the Plan in accordance with its terms. The Committee, in its sole and absolute discretion, shall interpret the Plan and shall determine all questions arising in the administration and application of the Plan. Any such interpretation by the Committee shall be final, conclusive and binding on all persons.

8.4                                                                               Organization of the Committee.

The Committee shall act by a majority of its members at the time in office. Committee action may be taken either by a vote at a meeting or by written consent without a meeting. The Committee may authorize any one or more of its members to execute any document or documents on behalf of the Committee. The Committee shall notify the Employer, in writing, of such authorization and the name or names of its member or members so designated in such cases. The Employer thereafter shall accept and rely on any documents executed by said member of the Committee or members as representing action by the Committee until the Committee shall file with the Employer a written revocation of such designation.  The Committee may adopt such by-laws and regulations, as it deems desirable for the proper conduct of the Plan and to change or amend these by-laws and regulations from time to time. With the permission of the Employer, the Committee may employ and appropriately compensate accountants, legal counsel, benefit specialists, actuaries, plan administrators and record keepers and any other persons as it deems necessary or desirable in connection with the administration and maintenance of the Plan. Such professionals and advisors shall not be considered members of the Committee for any purpose.

8.5                                                                               Limitation of Liability.

A.            No member of the Board of Directors, the Employer and no officer or Employee of the Employer shall be liable to any Employee, Participant, Designated Beneficiary or any other person for any action taken or act of omission in connection with the administration or operation of this Plan unless attributable to his own fraud or willful misconduct. Nor shall the Employer be liable to any Employee, Participant, Designated Beneficiary or any other person for any such action taken or act of omission unless attributable to fraud, gross negligence or willful misconduct on the part of a Director, officer or Employee of the Employer.  Moreover, each Participant, Designated Beneficiary, and any other person claiming a right to payment under the Plan shall only be entitled to look to the Employer for payment, and shall not have the right, claim or demand against the Committee (or any member thereof), any Director, Officer or Employee of the Employer.

B.            To the fullest extent permitted by the law and subject to the Employer’s Certificate of Incorporation and By-laws, the Employer shall indemnify the Committee, each of its members, and the Employer’s officers and Directors (and any Employee involved in carrying out the functions of the Employer under the Plan) for part or all expenses, costs, or liabilities arising out of the performance of duties required by the terms of the Plan agreement, except for those expenses, costs, or liabilities arising out of a member’s fraud, willful misconduct or gross negligence.

8.6                                                                               Committee Reliance on Records and Reports.

The Committee shall be entitled to rely upon certificates, reports, and opinions provided by an accountant, tax or pension advisor, actuary or legal counsel employed by the Employer or Committee. The Committee shall keep a record of all its proceedings and acts, and shall keep all such books of account, records, and other data as may be necessary for the proper administration of the Plan. The regularly kept records of the Committee and the Employer shall be conclusive evidence of the service of a Participant, Compensation, age, marital status, status as an Employee, and all other matters contained therein and relevant to this Plan. The Committee, in any of its dealings with Participants hereunder, may conclusively rely on any Deferral Election Form, written statement, representation, or documents made or provided by such Participants.

8.7                                                                               Costs of the Plan.

All the costs and expenses for maintaining the administration and operation of the Plan shall be borne by the Employer unless the Employer shall give notice (that Plan Participants bear this expense, in whole or in part) to: (a) Eligible Participants at the time they become a Participant by completion and filing of a Deferral Election Form; or (b) to existing Participants during annual re-enrollment.  Such notice shall detail the administrative expense to be assessed a Plan Participant, how that expense will be assessed and allocated to the Participant Accounts, and any other important information concerning the imposition of this administrative expense. This administration charge, if any, shall operate as a reduction to the bookkeeping Account of a Participant or his designated Beneficiary, and in the absence of specification otherwise shall reduce the Account, and be charged annually during the month of January.

8.8                                                                               Claims Procedure.

A.            Claim. Benefits shall be paid in accordance with the terms of this Plan. A Participant, Designated Beneficiary or any person who believes that he is being denied a benefit to which he is entitled under the Plan (hereinafter referred to as a “Claimant”) may file a written request for such benefit with the Employer, setting forth his claim. The request must be addressed to the Committee care of Secretary of the Employer at its then principal place of business.

B.            Claim Decision. Upon the receipt of a claim, the Committee shall advise the Claimant that a reply will be forthcoming within ninety (90) days and shall, in fact, deliver such reply within such period. However, the Committee may extend the reply period for an additional ninety (90) days for reasonable cause. Any claim not granted or denied within such time period shall be deemed to have been denied.  If the claim is denied in whole or in part, the Committee shall adopt a written opinion, using language calculated to be understood by the Claimant, setting forth:

(1)         The specific reason or reasons for such denial;

(2)         The specific reference to pertinent provisions of this Agreement on which such denial is based;

(3)         A description of any additional material or information necessary for the Claimant to perfect his claim and an explanation why such material or such information is necessary;

(4)         Appropriate information as to the steps to be taken if the Claimant wishes to submit the claim for review; and

(5)         The time limits for requesting a review under Subsection C and for review under Subsection D hereof.

C.            Request for Review. Within sixty (60) days after the receipt by the Claimant of the written opinion described above, the Claimant may request in writing that the Secretary of the Employer review the determination of the Committee. Such request must be addressed to the Secretary of the Employer, at its then principal place of business. The Claimant or his duly authorized representative may, but need not, review the pertinent documents and submit issues and comments in writing for consideration by the Employer. If the Claimant does not request a review of the Committee’s determination by the Secretary of the Employer within such sixty (60) day period, he shall be barred and estopped from challenging the Committee’s determination.

D.            Review of Decision. Within sixty (60) days after the Secretary’s receipt of a request for review, he will review the Committee’s determination. After considering all materials presented by the Claimant, the Secretary will render a written opinion, written in a manner calculated to be understood by the Claimant, setting forth the specific reasons for the decision and containing specific references to the pertinent provisions of this Agreement on which the decision is based. If special circumstances require that the sixty (60) day time period be extended, the Secretary will so notify the Claimant and will render the decision as soon as possible, but no later than one hundred twenty (120) days after receipt of the request for review. Any claim not granted or denied within such time period shall be deemed to have been denied.

8.9                                                                               Litigation.

It shall only be necessary to join the Employer as a party in any action or judicial proceeding affecting the Plan. No Participant or Designated Beneficiary or any other person claiming under the Plan shall be entitled to service of process or notice of such action or proceeding, except as may be expressly required by law. Any final judgment in such action or proceeding shall be binding on all Participants, Designated Beneficiaries or persons claiming under the Plan.

ARTICLE IX—AMENDMENT, TERMINATION & REORGANIZATION

9.1                                                                               Amendment.

The Employer by action of its Board of Directors, or duly authorized Committee thereof, in accordance with its by-laws, reserves the right to amend the Plan, by resolution of the Employer, to the extent permitted under the Code and ERISA. However, no amendment to the Plan shall be effective to the extent that it has the effect of decreasing a Participant’s (or Designated Beneficiary’s) accrued benefit prior to the date of the amendment.

9.2                                                                               Amendment Required By Law.

Notwithstanding Section 9.1, the Plan may be amended at any time, if in the opinion of the Employer, such amendment is necessary to ensure the Plan is treated as a nonqualified plan of deferred compensation under the Code and ERISA, or to bring it into conformance with Treasury or SEC regulations or requirements for such plans. This includes the right to amend this Plan, so that any Trust, if applicable, created in conjunction with this Plan, will be treated as a grantor Trust under Sections 671 through 679 of the Code, and to otherwise conform the Plan provisions and such Trust, if applicable, to the requirements of any applicable law.

9.3                                                                               Termination.

The Employer intends to continue the Plan indefinitely. However, the Employer by action of its Board of Directors or a duly authorized Committee thereof, in accordance with its by-laws, reserves the right to terminate the Plan at any time. However, no such termination shall deprive any participant or Designated Beneficiary of a right accrued under the Plan prior to the date of termination.

9.4                                                                               Consolidation/Merger.

The Employer shall not enter into any consolidation or merger without the guarantee and assurance of the successor or surviving company or companies to the obligations contained under the Plan. Should such consolidation or merger occur, the term “Employer” as defined and used in this Agreement shall refer to the successor or surviving company.

ARTICLE X—GENERAL PROVISIONS

10.1                                                                        Applicable Law.

Except insofar as the law has been superseded by Federal law, Virginia law shall govern the construction, validity and administration of this Plan as created by this Agreement. The parties to this Agreement intend that this Plan shall be a nonqualified unfunded plan of deferred compensation without plan assets and any ambiguities in its construction shall be resolved in favor of an interpretation which will effect this intention.

10.2                                                                        Benefits Not Transferable or Assignable.

A.            Benefits under the Plan shall not be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge such benefits shall be void, nor shall any such benefits be in any way liable for or subject to the debts, contracts, liabilities, engagements or torts of any person entitled to them. However, a Participant may name a recipient for any benefits payable or which would become payable to a Participant upon his death. This Section shall also apply to the creation, assignment or recognition of a right to any benefit payable with respect to a Participant pursuant to a domestic relations order, including a qualified domestic relations order under Section 414(p) of the Code. In addition, the following actions shall not be treated or construed as an assignment or alienation: (a) Plan Contribution or distribution tax withholding; (b) recovery of distribution overpayments to a Participant or Designated Beneficiary; (c) direct deposit of a distribution to a Participant’s or Designated Beneficiary’s banking institution account; or (d) transfer of Participant rights from one Plan to another Plan, if applicable.

B.            The Employer may bring an action for a declaratory judgment if a Participant’s, Designated Beneficiary’s or any Beneficiary’s benefits hereunder are attached by an order from any court. The Employer may seek such declaratory judgment in any court of competent jurisdiction to:

(1)         determine the proper recipient or recipients of the benefits to be paid under the Plan;

(2)         protect the operation and consequences of the Plan for the Employer and all Participants; and

(3)         request any other equitable relief the Employer in its sole and exclusive judgment may feel appropriate.

Benefits which may become payable during the pendency of such an action shall, at the sole discretion of the Employer, either be:

(1)         paid into the court as they become payable or

(2) held in the Participant’s or Designated Beneficiary’s Account subject to the court’s final distribution order.

10.3                                                                        Not an Employment Contract.

The Plan is not and shall not be deemed to constitute a contract between the Employer and any Employee, or to be a consideration for, or an inducement to, or a condition of, the employment of any Employee. Nothing contained in the Plan shall give or be deemed to give an Employee the right to remain in the employment of the Employer or to interfere with the right to be retained in the employ of the Employer, any legal or equitable right against the Employer, or to interfere with the right of the Employer to discharge any Employee at any time. It is expressly understood by the parties hereto that this Agreement relates to the payment of deferred compensation for the Employee’s services, generally payable after separation from employment with the Employer, and is not intended to be an employment contract.

10.4                                                                        Notices.

A.            Any notices required or permitted hereunder shall be in writing and shall be deemed to be sufficiently given at the time when delivered personally or when mailed by certified or registered first class mail, postage prepaid, addressed to either party hereto as follows:

If to the Employer:

Cardinal Financial Corporation

8270 Greensboro Drive

Suite 500

McLean, Virginia 22102

If to the Participant:

At his last known address, as indicated by the records of the Employer.

or to such changed address as such parties may have fixed by notice. However, any notice of change of address shall be effective only upon receipt.

B.            Any communication, benefit payment, statement of notice addressed to a Participant or Designated Beneficiary at the last post office address as shown on the Employer’s records shall be binding on the Participant or Designated Beneficiary for all purposes of the Plan. The Employer shall not be obligated to search for any Participant or Designated Beneficiary beyond sending a registered letter to such last known address.

10.5                                                                        Severability.

The Plan as contained in the provisions of this Agreement constitutes the entire Agreement between the parties. If any provision or provisions of the Plan shall for any reason be invalid or unenforceable, the remaining provisions of the Plan shall be carried into effect, unless the effect thereof would be to materially alter or defeat the purposes of the Plan. All terms of the plan and all discretion granted hereunder shall be uniformly and consistently applied to all the Employees, Participants and Designated Beneficiaries.

10.6                                                                        Participant is General Creditor with No Rights to Assets.

A.            The payments to the Participant or his Designated Beneficiary or any other beneficiary hereunder shall be made from assets which shall continue, for all purposes, to be a part of the general, unrestricted assets of the Employer, no person shall have any interest in any such assets by virtue of the provisions of this Agreement. The Employer’s obligation hereunder shall be an unfunded and unsecured promise to pay money in the future. To the extent that any person acquires a right to receive payments from the Employer under the provisions hereof, such right shall be no greater than the right of any unsecured general creditor of the Employer; no such person shall have nor require any legal or equitable right, or claim in or to any property or assets of the Employer. The Employer shall not be obligated under any circumstances to fund obligations under this Agreement.

B.            The Employer at its sole discretion and exclusive option, may acquire and/or set-aside assets or funds, in a trust or otherwise, to support its financial obligations under this Plan. No such trust established for this purpose shall be established in or transferred to a location that would cause it to be deemed to be an “offshore trust” for purposes of Code Section 409A (b)(1).  No such acquisition or set-aside shall impair or derogate from the Employer’s direct obligation to a Participant or Designated

Beneficiary under this Plan. However, no Participant or Designated Beneficiary shall be entitled to receive duplicate payments of any Accounts provided under the Plan because of the existence of such assets or funds.

C.            In the event that, in its discretion, the Employer purchases an asset(s) or insurance policy or policies insuring the life of the Participant to allow the Employer to recover the cost of providing benefits, in whole or in part hereunder, neither the Participant, Designated Beneficiary nor any other beneficiary shall have any rights whatsoever therein in such assets or in the proceeds therefrom. The Employer shall be the sole owner and beneficiary of any such assets or insurance policy and shall possess and may exercise all incidents of ownership therein. No such asset or policy, policies or other property shall be held in any trust for the Participant or any other person nor as collateral security for any obligation of the Employer hereunder. Nor shall any Participant’s participation in the acquisition of such assets or policy or policies be a representation to the Participant, Designated Beneficiary or any other beneficiary of any beneficial interest or ownership in such assets, policy or policies. A Participant may be required to submit to medical examinations, supply such information and to execute such documents as may be required by an insurance carrier or carriers (to whom the Employer may apply from time to time) as a precondition to participate in the Plan.

10.7                                                                        No Trust Relationship Created.

Nothing contained in this Agreement shall be deemed to create a trust of any kind or create any fiduciary relationship between the Employer and the Participant, Designated Beneficiary, other beneficiaries of the Participant, or any other person claiming through the Participant. Funds allocated hereunder shall continue for all purposes to be part of the general assets and funds of the Employer and no person other than the Employer shall, by virtue of the provisions of this Plan, have any beneficial interest in such assets and funds.  The creation of a grantor Trust (so called “Rabbi Trust”) under the Code (owned by and for the benefit of the Employer) to hold such assets or funds for the administrative convenience of the Employer shall not give nor be a representation to a Participant, Designated Beneficiary, or any other person, of a property or beneficial ownership interest in such Trust assets or funds even though the incidental advantages or benefits of the Trust to Plan Participants may be communicated to them.

10.8                                                                        Limitations on Liability of the Employer.

Neither the establishment of the Plan nor any modification hereof nor the creation of any Account under the Plan nor the payment of any benefits under the Plan shall be construed as giving to any Participant or any other person any legal or equitable right against the Employer or any Director, officer or Employee thereof except as provided by law or by any Plan provision.

10.9                                                                        Agreement Between Employer and Participant Only.

This Agreement is solely between the Employer and Participant. The Participant, Designated Beneficiary, estate or any other person claiming through the Participant, shall only have recourse against the Employer for enforcement of this Agreement. This Agreement shall be binding upon and inure to the benefit of the Employer and its successors and assigns, and the Participant, successors, heirs, executors, administrators and beneficiaries.

10.10                                                                 Independence of Benefits.

The benefits payable under this Agreement are for services already rendered and shall be independent of, and in addition to, any other benefits or compensation, whether by salary, bonus, fees or otherwise, payable to the Participant under any compensation and/or benefit arrangements or plans, incentive cash compensations and stock plans and other retirement or welfare benefit plans, that now exist or may hereafter exist from time to time.

10.11                                                                 Unclaimed Property.

Except as may be required by law, the Employer may take any of the following actions if it gives notice to a Participant or Designated Beneficiary of an entitlement to benefits under the Plan, and the Participant or Designated Beneficiary fails to claim such benefit or fails to provide their location to the Employer within three (3) calendar years of such notice:

(1)         Direct distribution of such benefits, in such proportions as the Employer may determine, to one or more or all, of a Participant’s next of kin, if their location is known to the Employer;

(2)         Deem this benefit to be a forfeiture and paid to the Employer if the location of a Participant’s next of kin is not known.  However, the Employer shall pay the benefit, unadjusted for gains or losses from the date of such forfeiture, to a Participant or Designated Beneficiary who subsequently makes proper claim to the benefit.

The Employer shall not be liable to any person for payment pursuant to applicable state unclaimed property laws.

10.12                                                                 Required Tax Withholding and Reporting.

The Employer shall withhold and report Federal, state and local income and payroll tax amounts on all Contributions to and distributions and withdrawals from a Participant’s Account as may be required by law from time to time.

CARDINAL FINANCIAL CORPORATION

BY

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